Exhibit 99.1

Communications Systems, Inc. Enters into a Purchase Agreement to Sell its Headquarters Building for $6.8 Million

Minnetonka, Minnesota – November 22, 2021 — Communications Systems, Inc. (Nasdaq: JCS) (“CSI” or the “Company”) announced today that on November 18, 2021, it entered into a purchase agreement with Buhl Investors LLC, a Minnesota limited liability company or its affiliated assignee (“Buyer”) for the sale of the Company’s headquarters building (“the building”) located at 10900 Red Circle Drive, Minnetonka, MN for $6.8 million.

The building currently includes the CSI’s corporate administrative offices, as well as some operations of the Company’s JDL Technologies and Ecessa businesses within its Services & Support operating segment. The building also supports business operations CSI is performing under the transition services agreement it entered into with Lantronix, Inc. (Nasdaq: LTRX) following the sale of its Transition Networks and Net2Edge businesses to Lantronix on August 2, 2021.

The closing of the transaction is subject to a number of closing conditions, including the Buyer’s ability to complete due diligence within 90 days, the Buyer’s ability to obtain regulatory approval for its intended use of the property as a multi-tenant office building, as well as CSI and the Buyer negotiating and entering a lease agreement under which CSI would lease a portion of the space within the building. If the sale proceeds, the Company currently expects the transaction to close within the first quarter of 2022.

Roger Lacey, CSI’s Executive Chair and Interim Chief Executive Officer, commented, “This is an important milestone as the Company continues toward its planned merger with Pineapple Energy. We intend to distribute the proceeds of the sale, net of expenses, holdbacks required in the CSI-Pineapple merger agreement and other reserves, in the form of either a dividend or CVR payment, depending on timing of closing on the building sale and closing on the CSI-Pineapple merger transaction. We will provide more information on timing of these two transactions as it becomes available.”

About Communications Systems, Inc.

Communications Systems, Inc. (Nasdaq: JCS), which has operated as an IoT intelligent edge products and IT managed services company, has announced its planned merger transaction with Pineapple Energy. After the Pineapple merger transaction, the Company will be positioned to grow organically and to acquire and grow leading local and regional solar, storage, and energy services companies nationwide. The vision is to power the energy transition through grass-roots growth of solar electricity paired with battery storage on consumers’ homes.

Website Information

CSI routinely posts important information for investors on its website, www.commsystems.com, in the “Investor Resources” section. CSI uses this website as a means of disclosing material information in compliance with its disclosure obligations under SEC Regulation FD. Accordingly, investors should monitor the “Investor Resources” section of CSI’s website, in addition to following its press releases, SEC filings, future public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, CSI’s website is not incorporated by reference into, and is not a part of, this document.

Forward Looking Statements

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding future financial performance, future growth and future acquisitions. These statements are based on Communications Systems’ current expectations or beliefs and are subject to uncertainty and changes in circumstances. There can be no guarantee that the proposed transactions described in this document will be completed, or that they will be completed as currently proposed, or at any particular time. Actual results may vary materially from those expressed or implied by the statements here due to changes in economic, business, competitive or regulatory factors, and other risks and uncertainties affecting the operation of Communications Systems’ business. These risks, uncertainties and contingencies are presented in the Company’s Annual Report on Form 10-K and, from time to time, in the Company’s other filings with the Securities and Exchange Commission. The information set forth herein should be read considering such risks. Further, investors should keep in mind that the Company’s financial results in any period may not be indicative of future results. Communications Systems is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether because of new information, future events, changes in assumptions or otherwise. In addition to these factors, there are a number of additional factors, including:

●	the Buyer’s ability to complete due diligence within 90 days;

●	the Buyer’s ability to obtain regulatory approval for its intended use of the property as a multi-tenant office building;

●	the ability of CSI and the Buyer to negotiate and enter into a lease agreement under CSI which would lease a portion of the space in the building;

●	conditions to the closing of CSI-Pineapple merger transaction may not be satisfied; and

●

the fact that CSI cannot yet determine the exact amount and timing of any additional pre-CSI-Pineapple merger cash dividends or the value of the Contingent Value Rights that CSI intends to distribute to its shareholders immediately prior to the closing of the CSI-Pineapple merger transaction.

Contacts:

For Communications Systems, Inc.

Roger H. D. Lacey
Executive Chair and Interim Chief Executive Officer
+1 (952) 996-1674

Mark D. Fandrich
Chief Financial Officer
+1 (952) 582-6416
mark.fandrich@commsysinc.com

The Equity Group Inc.
Lena Cati
Vice President
+1 (212) 836-9611
lcati@equityny.com

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